                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [ ]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [x] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [ ] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)
                               KIRBY CORPORATION
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [x] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
     (3) Filing Party:

--------------------------------------------------------------------------------
     (4) Date Filed:

--------------------------------------------------------------------------------

                               KIRBY CORPORATION
                             (A NEVADA CORPORATION)
                        1775 ST. JAMES PLACE, SUITE 200
                                 P. O. BOX 1745
                             HOUSTON, TX 77251-1745

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 15, 1997

To the Stockholders:

     NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Stockholders of Kirby Corporation ("Kirby") will be held at the J. W. Marriott Houston Hotel, 5150 Westheimer, Houston, Texas, on the 15th day of April, 1997, at 10:00 A.M. (local time) for the following purposes:

          1. To elect eight (8) directors to hold office until the next annual election of directors by stockholders or until their respective successors shall have been duly elected and shall have qualified;

          2. To consider and act upon a proposal to approve the 1996 Employee Stock Option Plan for Kirby Corporation; and

          3. To transact such other business that may properly come before the meeting or any adjournment(s) thereof.

     The Board of Directors has fixed the close of business on March 3, 1997, as the Record Date for the determination of stockholders entitled to notice of and to vote at such meeting or any adjournment(s) thereof. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at such meeting. The stock transfer books will not be closed.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          HENRY GILCHRIST, SECRETARY

Dated: March 5, 1997

-------------------------------------------------------------------------------
PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE PAID ENVELOPE PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT.
-------------------------------------------------------------------------------

                               KIRBY CORPORATION

                            ---------------------
                               PROXY STATEMENT FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 15, 1997
                             ---------------------

                    SOLICITATION AND REVOCABILITY OF PROXIES

     This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of Kirby Corporation ("Kirby"), a Nevada corporation, for the 1997 Annual Meeting of Stockholders to be held on April 15, 1997 and any adjournment(s) thereof at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

     The executive offices of Kirby are located at 1775 St. James Place, Suite 200, Houston, Texas 77056. Kirby's mailing address is P. O. Box 1745, Houston, Texas 77251-1745.

     The Notice of Annual Meeting of Stockholders, this Proxy Statement, the proxy card and Kirby's Annual Report to Stockholders, which includes Kirby's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, are first being mailed to stockholders on or about March 10, 1997.

     The Record Date for determination of stockholders entitled to vote in person or by proxy at the Annual Meeting was the close of business on March 3, 1997. As of the close of business on March 3, 1997 there were 24,265,036 outstanding shares of Kirby Common Stock, par value $0.10 per share (the "Common Stock").

     Each outstanding share of Common Stock entitles the holder to one vote on all matters to be acted upon at the meeting. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the meeting is necessary to constitute a quorum to transact business. Assuming the presence of a quorum, the affirmative vote of
(i) a plurality of the votes cast in the election of directors is required for the election of directors and (ii) a majority of the shares of Common Stock present and voting at the meeting is required for approval of the 1996 Employee Stock Option Plan for Kirby Corporation (the "1996 Employee Plan"). Abstentions and broker non-votes will be counted for purposes of determining a quorum, but shall not be counted as voting for purposes of determining whether a nominee or proposal has received the necessary number of votes for election of the nominee or approval of the proposal.

     When proxies in the accompanying form are properly executed and received, the shares represented thereby will be voted at the Annual Meeting in accordance with the directions noted thereon; if no direction is indicated, such shares will be voted for the election of the directors named in this Proxy Statement, in favor of Proposal 2 set forth in the Notice of Annual Meeting of Stockholders and the proxies will use their discretion with respect to any matters referred to in Proposal 3 set forth in the Notice.

     Whether or not you expect to be personally present at the meeting, you are requested to mark, date, sign and return the enclosed proxy card. Any stockholder giving a proxy in the form of the accompanying proxy card has the right to revoke the proxy by presenting a duly executed proxy bearing a later date, by attending the meeting and voting in person or by written notification to the Secretary of Kirby prior to the meeting.

     In addition to proxy soliciting material mailed to the stockholders, officers and employees of Kirby may communicate with stockholders personally or by telephone, telegraph, telephone facsimile or by mail to solicit their proxy. Kirby has also retained the services of Corporate Investor Communications, Inc. ("CIC"), Carlstadt, New Jersey, to assist in the solicitation of proxies for a fee estimated at $5,000 plus out-of-pocket expenses. Brokerage houses and other custodians, nominees and fiduciaries will, in connection with shares of Common Stock registered in their names, be requested to forward solicitation material to the beneficial owners of such shares and to secure their voting instructions. The costs of such solicitation will be borne by Kirby.

                         ELECTION OF DIRECTORS (ITEM 1)

     The Bylaws of Kirby provide that the Board of Directors shall consist of not fewer than three (3) nor more than fifteen (15) members and that the number of directors, within such limits, shall be determined by resolution of the Board of Directors at any meeting or by the stockholders at the Annual Meeting. By resolution of the Board of Directors at its January 21, 1997 meeting, the number of directors constituting the Board of Directors was set at eight (8).

     Unless otherwise instructed by Kirby's stockholders, the persons named in the enclosed proxy card will vote the shares represented by such proxy for the election of the eight (8) nominees named in this Proxy Statement to hold office until the next Annual Meeting of Stockholders or until their respective successors shall have been duly elected and shall have qualified. No circumstances are presently known that would render any nominees named herein unable or unwilling to serve. Should any of them become unavailable for nomination or election or refuse to be nominated or to accept election as a director of Kirby, then the persons named as proxies in the enclosed proxy card intend to vote the shares represented in such proxy for the election of such person or persons as may be nominated or designated by the Board of Directors.

     The following nominees constitute the current Board of Directors of Kirby:

                                                           SHARES OF
                                                          COMMON STOCK
                     NOMINEE, AGE,                        BENEFICIALLY
                 PRINCIPAL OCCUPATION,                      OWNED ON          PERCENT
                  SERVICE AS DIRECTOR,                      MARCH 3,         OF COMMON
                  OTHER DIRECTORSHIPS                       1997(1)          STOCK(1)
                 ---------------------                    ------------       ---------
George F. Clements, Jr.; age 71; Independent Oil and Gas
  Producer and Private Investor.........................      26,000(2)        *
  Mr. Clements has served as a director of Kirby since
  1985.
C. Sean Day; age 47; President and Chief Executive
  Officer of Navios Corporation.........................       6,500(3)        *
  Mr. Day has served as a director of Kirby since
  January 1996.
William M. Lamont, Jr.; age 48; Personal Investments....      19,142(2)(4)     *
  Mr. Lamont has served as a director of Kirby since
  1979.
George A. Peterkin, Jr.; age 69; Chairman of the Board
  of Directors of Kirby.................................     832,086(5)         3.3%
  Mr. Peterkin has served as a director of Kirby since
  1973, as Chairman of the Board of Kirby since April
  1995 and served as President of Kirby from 1973 to
  April 1995.
J. H. Pyne; age 49; President and Chief Executive
  Officer of Kirby......................................     213,482(6)        *
  Mr. Pyne has served as a director of Kirby since 1988,
  as President and Chief Executive Officer of Kirby
  since April 1995, and served as Executive Vice
  President of Kirby from 1992 to April 1995.
Robert G. Stone, Jr.; age 74; Personal Investments......     161,450(2)(7)(8)   *
  Mr. Stone has served as a director of Kirby since
  1983, as Chairman Emeritus of Kirby since April 1995
  and served as Chairman of the Board of Kirby from 1983
  to April 1995. Mr. Stone currently serves as a
  director of Core Industries, Inc., Nova Care Inc.,
  Russell Reynolds Associates, Inc., Tandem Computers
  Inc. and Tejas Gas Corp. He also serves as director
  emeritus of The Chubb Corporation, Corning
  Incorporated, The Pittston Company, The Japan Fund,
  Inc. and various funds managed by Scudder Stevens &
  Clark, Inc.

                                                           SHARES OF
                                                          COMMON STOCK
                     NOMINEE, AGE,                        BENEFICIALLY
                 PRINCIPAL OCCUPATION,                      OWNED ON          PERCENT
                  SERVICE AS DIRECTOR,                      MARCH 3,         OF COMMON
                  OTHER DIRECTORSHIPS                       1997(1)          STOCK(1)
                 ---------------------                    ------------       ---------
Thomas M. Taylor; age 54; President of Thomas M. Taylor
  & Co..................................................   2,490,500(3)(9)     10.0%
  Mr. Taylor has served as a director of Kirby since
  January 1996. Mr. Taylor currently serves as a
  director of La Quinta Inns, Inc., TPI Enterprises,
  Inc. and John Wiley & Sons, Inc.
J. Virgil Waggoner; age 69; Vice Chairman of Sterling
  Chemicals, Inc. ......................................      22,000(2)        *
  Mr. Waggoner has served as a director of Kirby since
  1993. Mr. Waggoner currently serves as a director of
  Sterling Chemicals, Inc. and Mail-Well Corporation

---------------

 *  Less than 1%.

(1) Except as otherwise indicated, each of the persons named has sole voting and dispositive power with respect to the shares reported. The number of shares and percentage of ownership of Common Stock for each of the persons named assumes that shares of Common Stock issuable to such person upon the exercise of stock options within sixty days subsequent to the Record Date are outstanding.

(2) Includes 16,000 shares issuable pursuant to stock options exercisable within sixty days subsequent to the Record Date.

(3) Includes 6,500 shares issuable pursuant to stock options exercisable within sixty days subsequent to the Record Date.

(4) Does not include 409,069 shares owned beneficially and of record by his wife, Mary Noel Lamont, or 505,171 shares owned by trusts of which Ms. Lamont is the beneficiary, of which all 919,240 shares Mr. Lamont disclaims any beneficial ownership.

(5) Includes 151,250 shares issuable pursuant to stock options exercisable within sixty days subsequent to the Record Date. Also includes 136,500 shares owned by thirteen trusts for which Mr. Peterkin is trustee and the beneficiaries of which are four of his grandchildren, two grandnieces, one grandnephew and two of the grandchildren of his wife, Nancy G. Peterkin. Mr. Peterkin disclaims beneficial ownership of the shares held by such trusts.

(6) Includes 162,500 shares issuable pursuant to stock options exercisable within sixty days subsequent to the Record Date. Does not include 100 shares of which Mr. Pyne is custodian for his son, Samuel H. Pyne, under the Uniform Gifts to Minors Act or 100 shares owned by Samuel H. Pyne, of which all 200 shares Mr. Pyne disclaims beneficial ownership.

(7) Does not include 6,405 shares owned by a trust of which Mr. Stone is the trustee and of which he has a contingent remainder interest and 10,000 shares owned by a trust of which Mr. Stone is trustee. Also does not include 16,000 shares owned by his wife. Mr. Stone disclaims beneficial ownership of the foregoing shares.

(8) Includes 25,000 shares issuable pursuant to the Stone Option (hereinafter defined) exercisable within sixty days subsequent to the Record Date, of which 5,000 shares are contingent upon Mr. Stone being re-elected to the Board of Directors at the 1997 Annual Meeting of Stockholders.

(9) Includes 2,484,000 shares owned by Portfolio A Investors, L.P. ("PAI"). Mr. Taylor may be deemed to be the beneficial owner of the shares held by PAI because he is the sole stockholder of Trinity Capital Management, Inc., which is the sole general partner of TF Investors, L.P., which is the sole general partner of Trinity I Fund, L.P., which is the sole stockholder of Portfolio Associates, Inc., which is the sole general partner of PAI.

     Each person named in the table above has been engaged in his respective principal occupation for the past five years, except for J. Virgil Waggoner, who served as President and Chief Executive Officer of Sterling Chemicals, Inc. until August 1996. No director nominees are related to another nominee nor to any executive officer of Kirby or its subsidiaries or affiliates.

     Mr. Henry Gilchrist, Secretary and General Counsel, served as a director of Kirby from 1976 to June 1987. In July 1987, he was elected by the Board of Directors to serve as an Advisory Director of Kirby. In his capacity as an Advisory Director, Mr. Gilchrist is invited to attend meetings of the Board of Directors and to participate in Board discussions. However, Mr. Gilchrist is not entitled to vote on matters submitted for Board approval and is not involved in the administration or management of Kirby. Mr. Gilchrist also serves as an advisory member of the Compensation Committee of the Board of Directors. See "Board and Committee Meetings." Mr. Gilchrist is invited to attend these Committee meetings and participate in Committee discussions, but is not entitled to vote on matters submitted for Committee approval. The selection of advisory directors and advisory committee members is made by the Board of Directors, and stockholders do not have a vote on these selections. Mr. Gilchrist is a member of the law firm of Jenkens & Gilchrist, a Professional Corporation. During the period from January 1, 1996 to December 31, 1996, Kirby retained such firm to perform various legal services. Kirby expects to retain Jenkens & Gilchrist, a Professional Corporation, to perform legal services in 1997.

TRANSACTIONS WITH DIRECTORS AND OFFICERS

     During 1996, Kirby and one or more of its subsidiaries provided marine transportation services to Navios Corporation or its subsidiaries. Mr. C. Sean Day, a director of Kirby, is President and Chief Executive Officer of Navios Corporation. Such services were provided in the ordinary course of business of Kirby and Navios Corporation and were entered into on an arm's-length basis. In 1996, the dollar value of such transactions was approximately $143,000. Kirby anticipates that similar services will be rendered in 1997.

     During 1996, Kirby and one or more of its subsidiaries provided marine transportation services to Sterling Chemicals, Inc. or its subsidiaries. Mr. J. Virgil Waggoner, a director of Kirby, is the Vice Chairman and former President of Sterling Chemicals, Inc. Such services were provided in the ordinary course of business of Kirby and Sterling Chemicals, Inc. and were entered into on an arm's-length basis. In 1996, the dollar amount of such transactions was approximately $468,463. Kirby anticipates that similar services will be rendered in 1997.

BOARD AND COMMITTEE MEETINGS

     During 1996, there were six meetings of the Board of Directors. No director attended fewer than 75% of the aggregate of all meetings of the Board of Directors and of the committees of the Board on which such director served, except for C. Sean Day who attended four of the six meetings of the Board of Directors.

     Audit Committee -- Kirby's Audit Committee presently consists of three nonemployee directors: George F. Clements, Jr. (Chairman), C. Sean Day and J. Virgil Waggoner. During 1996, the Audit Committee held four meetings. The Audit Committee meets with representatives of management, Kirby's independent public accountants and with the internal audit staff and discusses with each group independently of the other any recommendations or matters that either considers to be of significance. The Audit Committee reviews with the independent public accountants and management the plan and scope of the audit for each year, the status of the audit during the year, the results of such audit when completed and the fees for services performed. The Audit Committee also reviews with management, Kirby's internal auditor and the independent public accountants, the adequacy of the system of internal controls and recommendations made by the independent public accountants as to changes in accounting procedures and internal accounting controls. In addition, the Audit Committee is responsible for reviewing and monitoring the performance of non-audit services by Kirby's independent public accountants and for recommending the engagement or discharge of Kirby's independent public accountants.

     Compensation Committee -- Kirby's Compensation Committee presently consists of five nonemployee directors: William M. Lamont, Jr. (Chairman), George F. Clements, Jr., Robert G. Stone, Jr., Thomas M.

Taylor and J. Virgil Waggoner. Henry Gilchrist also serves on the Compensation Committee as an Advisory Member. During 1996, the Compensation Committee held eight meetings. The Compensation Committee reviews the salaries, bonuses and other forms of compensation for officers and key employees of Kirby and makes recommendations to the Board of Directors with respect thereto. In addition, the Compensation Committee also administers all of the Kirby Stock Option Plans and grants stock options under Kirby's Stock Option Plans except those Plans as to which grants of options are automatic and those as to which no additional options may be granted.

     Executive Committee -- Kirby's Executive Committee is presently composed of Robert G. Stone, Jr., George A. Peterkin, Jr., J. H. Pyne and William M. Lamont, Jr. Kirby's Executive Committee has all the powers and authorities of the Board of Directors in the management and business affairs of Kirby when the Board is not in session, except the power or authority to fill vacancies in the membership of the Board of Directors, amend the Bylaws of Kirby or fill vacancies in the membership of the Executive Committee. The Executive Committee did not hold any formal meetings in 1996.

     The Board of Directors of Kirby does not have a standing nominating committee.

DIRECTOR COMPENSATION

     Directors who were not otherwise employed by Kirby, as well as the Advisory Director, were paid an annual retainer, were paid additional fees for attendance at each meeting and were awarded stock option rights. The following table discloses for each Director such information for the year ended December 31, 1996.

             NONEMPLOYEE DIRECTOR COMPENSATION FOR LAST FISCAL YEAR

                                          CASH COMPENSATION                   SECURITY GRANTS
                                 ------------------------------------   ----------------------------
                                                                                       NUMBER OF
                                  ANNUAL      MEETING     CONSULTING     NUMBER        SECURITIES
                                 RETAINER       FEES      FEES/OTHER       OF          UNDERLYING
             NAME                FEE($)(1)   ($)(2)(3)      FEES($)     SHARES(#)   OPTIONS/SAR'S(#)
             ----                ---------   ----------   -----------   ---------   ----------------
George F. Clements, Jr.........  $ 12,500      $1,000             --          --         16,000
                                             $500 - 750
C. Sean Day....................    10,000      1,000             --           --          6,500
                                             500 - 750
William M. Lamont, Jr..........    12,500      1,000             --           --         16,000
                                             500 - 750
Thomas M. Taylor...............    10,000      1,000             --           --          6,500
                                             500 - 750
Robert G. Stone, Jr............    10,000      1,000             --           --         36,000
                                             500 - 750
J. Virgil Waggoner.............    10,000      1,000             --           --         16,000
                                             500 - 750

---------------

(1) The Chairmen of the Audit and Compensation Committees each receive $2,500 per year in addition to the $10,000 annual director fee.

(2) Directors and Advisory Directors are paid a fee of $1,000 for attendance at each meeting of the Board of Directors and are also paid a fee of $750 for attendance at each meeting of a committee; provided, however, that if a committee meets on the same day and at the same place as a meeting of the Board of Directors, the attendance fee for such committee meeting was $500.

(3) Directors and Advisory Directors are reimbursed for reasonable expenses incurred for attendance at the meetings.

     J. Peter Kleifgen and C. W. Murchison, III, former directors of Kirby, did not stand for reelection as directors at the April 16, 1996 Annual Meeting. Between January 1, 1996 and April 16, 1996, Mr. Kleifgen and Mr. Murchison each received $2,500 in retainer fees and $2,500 in meeting fees.

DIRECTOR STOCK OPTION PLAN

     Kirby has in effect three director plans, the 1989 Director Stock Option Plan of Kirby Exploration Company, Inc. (the "1989 Director Plan"), the 1994 Nonemployee Director Stock Option Plan of Kirby Corporation (the "1994 Director Plan") and the 1993 Nonqualified Stock Option of Kirby Corporation for Robert G. Stone, Jr. (the "Stone Option"). The purpose of the director plans is to advance the interest of Kirby by providing additional incentives to attract and retain qualified and competent nonemployee directors, upon whose efforts and judgment the success of Kirby (including its subsidiaries) is largely dependent.

     The 1989 Director Plan provides for the one-time granting to directors of Kirby who are not employees of Kirby or its subsidiaries of Nonincentive Stock Options to purchase Common Stock ("1989 Director Options") and the use of already owned Common Stock as payment for the exercise price of 1989 Director Options.

     The grant of 1989 Director Options under the 1989 Director Plan is automatic. Pursuant to the 1989 Director Plan, each nonemployee director who was a director on July 25, 1989, the date of adoption of the 1989 Director Plan, received a 1989 Director Option that expires on July 25, 1999, and Mr. Waggoner received a Director Option on July 20, 1993 that expires on July 20, 2003, each exercisable for 10,000 shares of Common Stock at the fair market value of such Common Stock on the date of grant.

     The Board of Directors adopted an amendment of the 1989 Director Plan effective January 18, 1994 and such amendment was approved by the stockholders on April 19, 1994. The amendment reduced the number of stock options automatically granted to future directors from 10,000 shares of Common Stock to 5,000 shares of Common Stock.

     Messrs. Day and Taylor received 1989 Director Options on January 16, 1996 that expire on January 16, 2006, each exercisable for 5,000 shares of Common Stock at the fair market value of such Common Stock on the date of grant. Any future nonemployee director of Kirby (who was not previously a director of Kirby) will be granted a 1989 Director Option for 5,000 shares of Common Stock on the date such nonemployee director is elected as a director, at an exercise price equal to the fair market value of the Common Stock on the date of grant. The 1989 Director Plan does not provide for any other grants of 1989 Director Options. The 1989 Director Options are fully exercisable after the date of grant. Unless terminated earlier, each of the 1989 Director Options expires ten years after date of grant.

     Currently, Messrs. Clements, Lamont and Stone each hold 1989 Director Options currently exercisable for 10,000 shares of Common Stock at $7.5625 per share. Mr. Waggoner holds a 1989 Director Option currently exercisable for 10,000 shares of Common Stock at $18.625 per share and Messrs. Day and Taylor each hold 1989 Director Options currently exercisable for 5,000 shares of Common Stock at $16.625 per share.

     The 1994 Director Plan provides for the automatic granting to directors or advisory directors of Kirby who are not employees of Kirby or its subsidiaries of Nonqualified Stock Options to purchase Common Stock ("1994 Director Options") and the use of already owned Common Stock as payment for the exercise price of 1994 Director Options.

     Pursuant to the 1994 Director Plan, each nonemployee director or advisory director who was a director or advisory director on January 18, 1994, the date of the adoption of the 1994 Director Plan, received a 1994 Director Option to purchase 1,500 shares of Common Stock. On the first business day immediately following the date of each Annual Meeting of Stockholders of Kirby, beginning with the 1994 meeting, each nonemployee director who was, or is, a director or advisory director on such date, received, and will receive, a 1994 Director Option for 1,500 shares of Common Stock at the fair market value of such Common Stock on such date. The 1994 Director Options are fully exercisable on or after the six-month anniversary of the date of grant. Unless terminated earlier, each of the 1994 Director Options granted expires ten years after the date of grant.

     Currently, Messrs. Clements, Lamont, Stone, Waggoner and Gilchrist each hold 1994 Director Options currently exercisable for 1,500 shares of Common Stock at $21.375 per share, 1,500 shares of Common Stock at $21.0625 per share, 1,500 shares of Common Stock at $16.6875 per share and 1,500 shares of Common Stock at $17.9375 per share. Currently, Mr. Day and Mr. Taylor each hold 1994 Director Options currently exercisable for 1,500 shares of Common Stock at $17.9375.

     The Stone Option provides for the grant to Robert G. Stone, Jr., on July 20, 1993, subsequently approved by the stockholders on April 19, 1994, of a Nonqualified Stock Option exercisable for 25,000 shares of Common Stock at an exercise price of $18.625 per share and the use of already owned Common Stock as payment for the exercise price of the Stone Option. The purpose of the Stone Option is to provide an incentive to retain Mr. Stone as Chairman Emeritus of the Board of Kirby or as a member of the Board of Directors of Kirby. The Stone Option vested 20%, or 5,000 shares of Common Stock, on January 20, 1994, 20% on April 19, 1994, the date of the 1994 Annual Stockholders Meeting, 20% on April 18, 1995, the date of the 1995 Annual Stockholders Meeting, 20% on April 16, 1996, the date of the 1996 Annual Stockholders Meeting, and will vest the remaining 20% on April 15, 1997, the date of the 1997 Annual Stockholders Meeting, if following such meeting Mr. Stone is a member of the Board of Directors of Kirby.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table and notes thereto set forth certain information as of March 3, 1997 concerning persons known to Kirby to own beneficially 5% or more of Kirby's outstanding Common Stock together with information concerning beneficial ownership by Kirby's highest paid nondirector executive officers who received cash compensation in excess of $100,000 for 1996 and Kirby's directors and executive officers as a group.

                                             SHARES OF
                                            COMMON STOCK
                                            BENEFICIALLY      PERCENT OF
                                              OWNED ON          COMMON
                  NAME                    MARCH 3, 1997(1)     STOCK(1)
                  ----                    ----------------    ----------
Portfolio A Investors, L. P. ...........     2,484,000(2)       10.0%
Luther King Capital Management
  Corporation...........................     2,304,181(3)        9.2%
GeoCapital Corp. .......................     1,538,900(4)        6.2%
Brian K. Harrington.....................       102,800(5)        *
Ronald C. Dansby........................        76,250(6)        *
Dorman L. Strahan.......................        38,500(7)        *
Directors and executive officers as a
  group (12 in number)..................     4,025,411(8)       16.2%

---------------

  * Less than 1%

(1) Except as otherwise indicated, each of the persons named has sole voting and dispositive power with respect to the shares reported. The number of shares and percentage of ownership of Common Stock for each of the persons named assumes that shares of Common Stock issuable upon the exercise of stock options within sixty days subsequent to the Record Date are outstanding.

(2) Based on the Schedule 13D, dated October 27, 1995, and amendments thereto, dated November 29, 1995, January 17, 1996, January 18, 1996 and August 15, 1996, filed by PAI with the Securities and Exchange Commission ("SEC"). The address of PAI is 201 Main Street, Suite 2600, Fort Worth, Texas 76102.

(3) Based on the Schedule 13G, dated January 21, 1997, filed by Luther King Capital Management ("LKCM") with the SEC, and subsequent information acquired by the Company. These shares comprise 2,301,881 shares owned by various portfolios LKCM manages and 2,300 shares owned by LKCM's officers and employees and their relatives. The address of LKCM is 301 Commerce Street, Suite 1600, Fort Worth, Texas 76102.

(4) Based on the Schedule 13G, dated February 15, 1997, filed by GeoCapital Corp. ("GeoCapital") with the SEC, and subsequent information acquired by the Company. The address of GeoCapital is 767 Fifth Avenue, 45th Floor, New York, New York 10153.

(5) Includes 97,500 shares issuable pursuant to stock options exercisable within sixty days subsequent to the Record Date.

(6) Includes 76,250 shares issuable pursuant to stock options exercisable within sixty days subsequent to the Record Date.

(7) Includes 38,500 shares issuable pursuant to stock options exercisable within sixty days subsequent to the Record Date.

(8) Includes 650,500 shares that directors and executive officers have the right to acquire within sixty days subsequent to the Record Date through the exercise of stock options. Also includes 2,484,000 shares owned by Portfolio A Investors, L.P.

COMPENSATION OF EXECUTIVE OFFICERS

     The total cash compensation paid for each of the three years ended December 31, 1994, 1995 and 1996 to Mr. Pyne, Kirby's Chief Executive Officer, and the other four most highly paid executive officers who received cash compensation in excess of $100,000 for 1996 (collectively, the "named Executive Officers") is set forth in the following Summary Compensation Table.

                           SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM
                                                                       COMPENSATION
                                                                          AWARDS
                                              ANNUAL COMPENSATION      ------------
              NAME AND                        --------------------       OPTIONS/      ALL OTHER
         PRINCIPAL POSITION            YEAR   SALARY($)   BONUS($)         SARS       COMPENSATION
         ------------------            ----   ---------   --------     ------------   ------------
J. H. Pyne...........................  1996   $309,360    $     --(1)     475,000       $    --(2)
  President, Director and Chief        1995    288,674     120,000         25,000        87,537
  Executive Officer                    1994    239,360     120,000         25,000        16,787
George A. Peterkin, Jr...............  1996    234,360          --(1)      61,000            --(2)
  Chairman of the Board                1995    283,046     100,000         25,000        38,650
  of Directors                         1994    339,360     150,000         25,000        16,125
Brian K. Harrington..................  1996    180,560          --(1)      97,000            --(2)
  Senior Vice President and            1995    173,960      64,000         15,000        27,042
  Treasurer                            1994    167,360      70,000         15,000        13,409
Ronald C. Dansby.....................  1996    193,560          --(1)     164,000            --(2)
  President -- Inland Division         1995    186,360      85,000         25,000        26,324
                                       1994    176,360      85,000             --        13,351
Dorman L. Strahan....................  1996    135,760          --(1)      82,000            --(2)
  President -- Diesel Repair Division  1995    129,160      50,000         22,000        16,789
                                       1994    124,360      52,000             --        17,729

---------------

(1) Bonuses for the 1996 year, payable in 1997, have not been determined as of the date of this Proxy Statement.

(2) Represents the aggregate value of Kirby's contributions under Kirby's Profit Sharing Plan, 401(k) Plan and Excess Benefit Plan. Kirby's contributions under these deferred contributions plans for the 1996 year have not been determined as of the date of this Proxy Statement, except for Kirby's matching contributions under Kirby's 401(k) Plan pursuant to which Kirby's matching contributions to the individual accounts were as follows: $4,500 each to J. H. Pyne, George A. Peterkin, Jr., Brian K. Harrington and Ronald
    C. Dansby and $3,707 to Dorman L. Strahan.

     The following table discloses for each of the named Executive Officers options granted during the year ended December 31, 1996. The amounts shown for each of the named Executive Officers as potential realizable values for such options are based on assumed annual rates of stock price appreciation of 0%, 5% and 10% over the full ten year term of the options. The amounts shown as potential realizable value for all stockholders as a group represent the corresponding increases in the market value of 24,777,736 outstanding shares of Common Stock held by all stockholders as of December 31, 1996. No gain to the optionees is possible without an increase in the stock price that would benefit all stockholders proportionately. These potential realizable values are based solely on arbitrarily assumed rates of appreciation required by applicable SEC regulations. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                                                                 POTENTIAL REALIZED VALUE AT ASSUMED
                                                                                     ANNUAL RATES OF STOCK PRICE
                                            INDIVIDUAL GRANTS                      APPRECIATION FOR OPTION TERM(4)
                           ---------------------------------------------------   ------------------------------------
                                           % OF TOTAL                              0%          5%            10%
                                          OPTIONS/SARS   EXERCISE                ANNUAL      ANNUAL         ANNUAL
                           OPTIONS/SARS    GRANTED TO    OR BASE                 GROWTH      GROWTH         GROWTH
                             GRANTED      EMPLOYEES IN    PRICE     EXPIRATION    RATE        RATE           RATE
           NAME                (#)        FISCAL YEAR     ($/SH)       DATE      ($)(3)      ($)(3)         ($)(3)
           ----            ------------   ------------   --------   ----------   ------   ------------   ------------
J. H. Pyne................    25,000(1)       2.60%      $16.4375   01-15-2006    $  0    $    393,330   $    869,723
                             450,000(2)      46.83%         19.50   11-05-2006       0       5,701,815     14,276,880
George A. Peterkin, Jr....    20,000(1)       2.08%       16.4375   01-15-2006       0         314,664        695,778
                              41,000(2)       4.27%         19.50   11-05-2006       0         519,499      1,300,782
Brian K. Harrington.......    15,000(1)       1.56%       16.4375   01-15-2006       0         235,998        521,834
                              82,000(2)       8.53%         19.50   11-05-2006       0       1,038,997      2,601,565
Ronald C. Dansby..........   164,000(2)      17.07%         19.50   11-05-2006       0       2,077,995      5,203,130
Dorman L. Strahan.........    82,000(2)       8.53%         19.50   11-05-2006       0       1,038,997      2,601,565
All stockholders as a
  group...................    N/A              N/A          19.75(5)    N/A       N/A      307,756,826(5)  779,913,929(5)

---------------

(1) These options become exercisable 25% after one year, 50% after two years, 75% after three years and 100% after four years of the date of grant. The exercise price for these options may be paid with already owned shares of Common Stock. No stock appreciation rights were granted with these stock options.

(2) These options become exercisable as follows:

     (a) 50% of the option shares on or after the first day following completion of a period of twenty (20) consecutive business days on which the fair market value of the Common Stock exceeds $28.73 per share, but only where such period is completed prior to the fourth (4th) anniversary of the date of grant.

     (b) 100% of the option shares on or after the first day following completion of a period of twenty (20) consecutive business days on which the fair market value of the Common Stock exceeds $30.88 per share, but only where such period is completed prior to the fourth
         (4th) anniversary of the date of grant.

     (c) 100% of the total option shares on or after the ninth (9th) anniversary of the date of grant.

(3) For stock options, the value is based on the exercise price per share of Common Stock, which was the average of the high and low sales price per share of Common Stock on the date of the grant on the American Stock Exchange through October 14, 1996 and on the New York Stock Exchange ("NYSE") beginning October 15, 1996, as reported by The Wall Street Journal.

(4) Potential Realized Value amounts for named Executive Officers have been calculated by multiplying the exercise price by the annual appreciation rate shown (compounded for the ten-year term of the options), subtracting the exercise price per share and multiplying the gain per share by the number of shares covered by the options. The derived Potential Realized Value is the nominal undiscounted future value not adjusted for inflation.

(5) For stockholders as a group, the value is based on $19.75 per share of Common Stock, which was the closing price per share of Common Stock on December 31, 1996 on the NYSE as reported by The Wall Street Journal and 24,777,736 outstanding shares of Common Stock as of December 31, 1996.

     The following table discloses for each of the named Executive Officers the values of their options at December 31, 1996. During the year ended December 31, 1996, no Executive Officers exercised stock options.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                      DECEMBER 31, 1996 OPTION/SAR VALUES

                                                   NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                  UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                       OPTIONS/SARS                  OPTIONS/SARS
                                                  AT DECEMBER 31, 1996(#)     AT DECEMBER 31, 1996($)(1)
                                                ---------------------------   ---------------------------
                     NAME                       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                     ----                       -----------   -------------   -----------   -------------
J. H. Pyne....................................    136,250        513,750      $1,322,578      $160,859
George A. Peterkin, Jr........................    126,250         99,750       1,435,078       144,297
Brian K. Harrington...........................     80,000        122,000         639,375        99,375
Ronald C. Dansby..............................     70,000        189,000         572,344        78,906
Dorman L. Strahan.............................     33,500        103,500         194,719        62,656

---------------

(1) Based on $19.75 per share of Common Stock, which was the closing price per share of Common Stock on December 31, 1996 on the NYSE as reported by The Wall Street Journal. The amounts reflect the value of the options accumulated over a ten-year period.

COMPENSATION AGREEMENTS

     Dixie Carriers, Inc. has a Deferred Compensation Agreement with J. H. Pyne in connection with his employment as President of Dixie. The agreement provides for benefits to Mr. Pyne totaling $4,175 per month commencing upon the later of his severance from the employment of Dixie or his 65th birthday and continuing until the month of his death. If Mr. Pyne should die prior to receiving such deferred compensation, the agreement provides for monthly payments to his beneficiary for a period of sixty months. The agreement also provides that no benefits will be paid if Mr. Pyne is terminated for cause (as defined in the agreement).

     Kirby has an unfunded nonqualified Deferred Compensation Plan for Key Employees which was adopted in October 1994, effective January 1, 1992. The plan, which is designed primarily to provide additional benefits to eligible employees to restore benefits to which they would be entitled under Kirby's Profit Sharing Plan and 401(k) Plan were it not for certain limits imposed by the Internal Revenue Code. The benefits under the Deferred Compensation Plan are designed to restore benefits for employees being compensated in excess of $150,000 per year. The following table discloses for the named Executive Officers the amount of contributions to the Deferred Compensation Plan for the 1994 and 1995 years. Contributions for the 1996 year have not been determined as of the date of this Proxy Statement.

                                                                   DEFERRED
                                                              COMPENSATION PLAN
                                                              ------------------
                                                               1994       1995
                                                              -------    -------
J. H. Pyne..................................................  $ 5,734    $22,375
George A. Peterkin, Jr......................................   15,966     21,402
Brian K. Harrington.........................................    2,229      2,530
Ronald C. Dansby............................................    3,147      4,675

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Board of Directors of Kirby has a standing Compensation Committee whose functions are to (1) make recommendations to the Board of Directors regarding compensation policies, including salary, bonuses and other compensation, (2) administer all of the Kirby Stock Option Plans except the 1976 Employee Stock Option Plan which is administered by the Board of Directors, and (3) grant stock options under Kirby's Stock Option Plans except those Plans as to which grants of options are automatic and those as to which no additional options may be granted. The Compensation Committee held eight meetings in 1996. In 1996, the Board of Directors did not modify or reject in any material way any action or recommendation of the Compensation Committee. The Compensation Committee is composed of five members and one advisory member, none of whom are employees of Kirby and all of whom are "Disinterested Persons" or "Outside Directors" as defined in the various Kirby Stock Option Plans.

     Compensation of executive officers is based primarily on three elements:
(1) base salary, (2) annual incentives, such as bonuses, and (3) long-term incentives, primarily stock options. The basic goal is to pay compensation comparable to similar corporations, giving due regard to relative financial performance, and to tie annual incentives and long-term incentives to corporate performance and a return to the Kirby stockholders.

     With regard to base salary, the objective is to set compensation at somewhat below the competitive median for similar positions in similar companies, and the Compensation Committee believes that this has generally been achieved.

     With regard to the annual cash incentives for an executive officer, exclusive of base salary, the Compensation Committee attempts to set bonuses at a level such that, with a positive performance by the executive officer, and a certain level of profitability by Kirby, the total compensation for such executive officer, being base salary plus annual cash incentives, should be above the median total cash compensation of similar corporations and positions. The Compensation Committee believes that total annual cash compensation above the median for similar corporations and positions is appropriate since a significant portion of each executive officer's total annual cash compensation is at risk due to both individual as well as company performance factors.

     The executive officers of Kirby's marine transportation group are considered for annual incentive bonuses based on a Return on Invested Capital formula that calculates a bonus pool and then distributes such bonus pool to executive officers based on company and individual performance.

     Annual incentive bonuses for corporate executive officers who do not work for any of Kirby's operating groups are recommended by the Compensation Committee and are determined by the nonmanagement members of the Board of Directors. Major factors in determining these bonuses are the perceived individual contributions and the correlation of such contributions to the overall corporate performance, the level of bonuses paid to executive officers in the marine transportation group and the strategic and financial performance of Kirby.

     Stock options granted to executive officers and other Kirby employees have been granted at a price equal to the fair market value of Common Stock on the date of grant and, except for the Premium Stock Options referred to below, generally vest in equal increments over a period of four years and, unless earlier terminated, are for a period of ten years.

     The Compensation Committee's objective for long-term incentive compensation for executive officers is the median for long-term incentive compensation of similar corporations and positions, giving effect to Kirby's long-term performance relative to its peers.

     In addition to retirement, health care and similar benefits, the primary long-term incentives for executive officers are options under Kirby's Stock Option Plans. Generally, in January or December of each year, stock option awards have been considered by the Compensation Committee, which has made recommendations to the Board of Directors; however, beginning February 1, 1994, such stock option awards are made by the Compensation Committee. The Compensation Committee believes that Kirby's long-term executive officer compensation, as evidenced by the options granted to date, does not exceed the value of stock options granted by similar companies to their executive officers holding similar positions.

     In November 1996, Kirby adopted a Premium Stock Option Program and granted Stock Options (the "Premium Stock Options") for a total of 901,000 shares to the following key executives:

                NAME                   NO. SHARES                      TITLE
                ----                   ----------                      -----
George A. Peterkin, Jr. .............    41,000     Chairman of the Board of Directors
J. H. Pyne...........................   450,000     President and Chief Executive Officer
Ronald C. Dansby.....................   164,000     President -- Inland Division
Brian K. Harrington..................    82,000     Senior Vice President and Treasurer
Dorman L. Strahan....................    82,000     President -- Diesel Repair Division
William G. Ivy.......................    41,000     Executive Vice President -- Inland Division
Mark R. Buese........................    41,000     Vice President -- Administration -- Kirby
                                                    Marine Transportation Corporation
                                        -------
                                        901,000

     The exercise price of all such Premium Stock Options is $19.50 per share, the fair market value of Common Stock on November 5, 1996, the date of grant.

     All options expire ten (10) years from Date of Grant and, subject to continued employment, may be exercised as follows:

          (a) 50% of total option shares on or after the first day following completion of a period of twenty (20) consecutive business days on which the fair market value of the Common Stock exceeds $28.73 per share, but only where such period is completed prior to the fourth (4th) anniversary of the date of grant.

          (b) 100% of total option shares on or after the first day following completion of a period of twenty (20) consecutive business days on which the fair market value of the Common Stock exceeds $30.88 per share, but only where such period is completed prior to the fourth (4th) anniversary of the date of grant.

          (c) 100% of total option shares on or after the ninth (9th) anniversary of the date of grant.

     The Premium Stock Options have been granted under the Kirby 1994 Employee Stock Option Plan and the new Kirby 1996 Employee Stock Option Plan, the latter of which is being presented to the Kirby Stockholders for approval at the Annual Meeting. If Kirby stockholders fail to approve the 1996 Plan by November 5, 1997, all Premium Stock Options, including those granted under the 1994 Employee Stock Option Plan, will be null and void.

     The Compensation Committee believes that the Premium Stock Option Program represents another step by the Committee in placing a greater proportion of the compensation of Senior Executives at risk under an incentive program which is clearly aligned with the creation of stockholder value. Prior to the ninth (9th) anniversary of the date of grant, before an executive can exercise his option, the price of the Common Stock must appreciate to the pre-established prices higher than the price at the time of the grant. Thus, stockholders must realize significant returns on their investment in order for management to receive any gains on their options prior to the ninth (9th) anniversary.

     The Compensation Committee encounters certain difficulties in establishing a peer group of companies for compensation comparison purposes because there are few publicly traded marine transportation companies of similar size and none with a similar service mix. Some other marine transportation companies are limited partnerships or subsidiaries of larger public corporations, again making comparisons difficult. The Compensation Committee also compares Kirby's executive compensation to the executive compensation of similar-sized publicly held industrial companies.

     Based on the report referred to below and other information available to it, the Compensation Committee believes that Kirby's executive compensation is consistent with the criteria set forth above. The Compensation Committee recognizes that certain elements of executive compensation are determined on a subjective basis;

however, the Compensation Committee believes that, since it is satisfied that total executive compensation is not excessive, these procedures are better for both Kirby and its executives than would be a rigid formula-driven system. The Compensation Committee recognizes that external factors, such as flood waters, low water levels, and other weather-related conditions, as well as the general business climate and the demand for the movement of refined products and industrial chemicals, impact Kirby's earnings, and the Compensation Committee looks to longer-term results rather than endeavoring to equate compensation to some annual percentage of earnings or increased earnings.

     On October 18, 1994, on the recommendation of the Compensation Committee, the Board of Directors adopted an unfunded non-qualified Deferred Compensation Plan for Key Employees effective January 1, 1992. The Plan was designed primarily to provide additional benefits to eligible employees to restore benefits to which they would be entitled under the Kirby Qualified Retirement Program were it not for certain limits imposed by the Internal Revenue Code. The Plan is designed to restore benefits for employees being compensated in excess of $150,000 per annum.

     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to any of the Chief Executive Officer and four other most highly compensated executive officers. Certain performance-based compensation, however, is specifically exempt from the deduction limit. Kirby does not have a policy that requires or encourages the Compensation Committee to qualify stock options or restricted stock awarded to executive officers for deductibility under
Section 162(m) of the Internal Revenue Code. However, the Compensation Committee does consider the net cost to Kirby in making all compensation decisions.

     On the recommendation of the Compensation Committee, the 1996 base salary compensation for J. H. Pyne, Kirby's Chief Executive Officer, was established at $300,000 by the Kirby Board of Directors effective January 1, 1996. The $120,000 bonus paid to Mr. Pyne in 1996, which was earned in 1995, was determined by the Kirby Board of Directors on April 16, 1996, on the recommendation of the Compensation Committee.

     The Chief Executive Officer's base pay and bonus were generally based on the same factors and criteria outlined above, being compensation paid to chief executives of corporations of similar size, individual as well as corporate performance and a general correlation with compensation of other executive officers of Kirby. Certain other factors the Compensation Committee considered in evaluating Kirby's corporate performance as it affected the Chief Executive Officer's total annual cash compensation are discussed below.

     The Compensation Committee also granted in January 1996 Nonqualified Stock Options to J. H. Pyne, Kirby's Chief Executive Officer, for 25,000 shares of Common Stock. The Compensation Committee granted the stock options based on its belief that stock options are a key element in Kirby's executive compensation policy. The Compensation Committee grants stock options for executive officers based on its evaluation of individual performance and Kirby's overall performance. As stated, the Compensation Committee recognizes that there is a significant subjective element in this procedure, but believes that such procedure is better suited to Kirby than would be a formula-driven policy. Total options outstanding at the end of 1996 were for 1,122,400 shares, excluding the Premium Stock Options of Kirby, constituting 4.5% of the then outstanding Common Stock of Kirby and 901,000 shares in the Premium Stock Option Program, constituting 3.6% of the then outstanding Common Stock of Kirby, assuming all such options were fully exercised. The Compensation Committee believes that options in this amount are justified and are within the range of similar corporations that consider stock options an important part of their executive compensation package and that the options held by the Chief Executive Officer are an appropriate portion of total options.

     In 1992, the Compensation Committee engaged a nationally recognized consulting firm to assess the existing Executive Compensation Program and make recommendations for changes. The study found that for the 1988-1992 period, the profitability performance of Kirby versus a transportation peer group and versus the S&P 400 had been well above the median and concluded that for the Chief Executive Officer, in particular, and for the entire executive group, pay levels were below levels justified by the performance of Kirby.

     As a result of the above report, the Compensation Committee reviewed its policies and generally concluded that its base pay compensation policy was sound (except that the Chief Executive Officer was then under-compensated in light of the base pay compensation policy); the annual incentive policy was satisfactory, but could be simplified so as to be better understood by employees. In light of its conclusions, the Compensation Committee developed, with the assistance of the nationally recognized consulting firm that analyzed Kirby's compensation, a Corporate Policy and Procedures Memorandum for an Incentive Bonus Program (the "Incentive Compensation Policy"), which was adopted by the Board of Directors effective January 1, 1993.

     The Incentive Compensation Policy will be employed to determine bonuses paid in 1997, based on 1996 performance. Although the Compensation Committee continues to review its compensation policies and procedures for the stock option grant program, the Compensation Committee believes that past and current stock option grants are reasonable and appropriate.

     Other factors considered by the Compensation Committee relating to the performance of Kirby's executive officers over time have been the successful sale of the Kirby oil and gas business in 1988, the concentration of company resources in the marine transportation and diesel repair field, which has resulted in the acquisition of six large and several smaller companies between 1989 and 1996 and the strategic business plan which was devised in 1992 to gradually divest Kirby's interest in Universal Insurance Company, a Puerto Rico property and casualty insurance company. Such plan has resulted to date in the receipt of $20 million of funds which were used in the expansion of Kirby's transportation activities. It is anticipated that Kirby will receive an additional $60 million in redemption payments for its remaining interest in Universal over the next ten years. The above mentioned acquisitions and continuing divestiture have resulted in Kirby's total assets increasing from $172 million at December 31, 1988 to $525 million at December 31, 1996. The Compensation Committee also believes that the executive officers have done a commendable job in positioning Kirby for continued growth and profitability based on customer acceptance, safety records, maintenance standards and the acquisitions mentioned above. In 1995, Kirby's marine transportation operation was recognized as "Best in Class" by the Department of Transportation. This award, which emphasizes safety and environmental protection, was awarded to Kirby after a vigorous review of the marine transportation industry conducted by the United States Coast Guard.

                                            COMPENSATION COMMITTEE

                                            William M. Lamont, Jr., Chairman
                                            George F. Clements, Jr.
                                            Robert G. Stone, Jr.
                                            Thomas M. Taylor
                                            J. Virgil Waggoner
                                            Henry Gilchrist, Advisory Member

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Compensation Committee is or has been an officer or employee of Kirby or any of its subsidiaries or had any relationship requiring disclosure pursuant to Item 404 of SEC Regulation S-K. Henry Gilchrist, a non-voting Advisory Member of the Compensation Committee, is Secretary of Kirby, but is not an employee of Kirby. In 1996, no executive officer of Kirby served on the Compensation Committee, or as a director of another entity, one of whose executive officers served on the Compensation Committee or on Kirby's Board of Directors.

KIRBY COMMON STOCK PERFORMANCE GRAPH

     The following performance graph compares the five-year cumulative return of Kirby's Common Stock with that of the S&P 500 and the Dow Jones Marine Transportation Index:

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                   AMONG KIRBY CORPORATION, THE S&P 500 INDEX
                 AND THE DOW JONES MARINE TRANSPORTATION INDEX

        MEASUREMENT PERIOD            KIRBY CORPO-       S&P 500 INDEX        DOW JONES
      (FISCAL YEAR COVERED)              RATION                                MARINE
                                                                             TRANSPORTA-
                                                                                TION
12/91                                             100                100                100
12/92                                             108                108                 88
12/93                                             176                118                113
12/94                                             163                120                103
12/95                                             134                165                118
12/96                                             163                203                144

     Each index assumes $100 invested at December 31, 1991, and is calculated assuming quarterly reinvestment of dividends and quarterly weighting by market capitalization.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires Kirby's officers and directors, and persons who own more than 10% of a registered class of Kirby's equity securities, to file reports of ownership and changes of ownership with the SEC and the NYSE. Officers, directors and greater than 10% shareholders of Kirby are required by SEC regulation to furnish Kirby with copies of all Section 16(a) forms they file.

     Based solely on the review of the copies of such forms received, or confirmation from the reporting persons, Kirby believes that, from January 1, 1996 to December 31, 1996, all filing requirements under Section 16(a) applicable to its officers, directors and greater than 10% beneficial owners were complied with.

VOTE REQUIRED

     Assuming the presence of a quorum, the election of each of the nominees for Director requires the affirmative vote of a plurality of the shares of Common Stock represented and voting in person or by proxy at the 1997 Annual Meeting. Proxies will be voted for each of the nominees or will be withheld in accordance with specifications marked thereon, and, if no specification is made, will be voted in favor of the election of each of the nominees.

     THE BOARD OF DIRECTORS OF KIRBY UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE INDIVIDUALS NOMINATED FOR ELECTION AS A DIRECTOR.

        PROPOSAL TO APPROVE THE 1996 EMPLOYEE STOCK OPTION PLAN (ITEM 2)

     On November 5, 1996, the Board of Directors adopted, subject to stockholder approval, the 1996 Employee Plan, the text of which is attached as Exhibit A to this Proxy Statement. Unless the 1996 Employee Plan is approved by the Stockholders within twelve (12) months after November 5, 1996, the 1996 Employee Plan and all options granted pursuant to the 1996 Employee Plan shall be null and void. The material features of the 1996 Employee Plan are discussed below, but the description is subject to, and is qualified in its entirety by, the full text of the 1996 Employee Plan.

GENERAL

  Purpose

     The purpose of the 1996 Employee Plan is to advance the interest of Kirby by providing an additional incentive to attract and retain qualified and competent employees, upon whose efforts and judgment the success of Kirby (including its subsidiaries) is largely dependent, through the encouragement of stock ownership in Kirby by such employees. Unless the context otherwise requires, references to Kirby shall mean Kirby and any corporation wherein Kirby owns, directly or indirectly, 50% or more of the total combined voting power (a "Subsidiary").

  Eligibility

     Those persons who are employees of Kirby are eligible to participate in the 1996 Employee Plan.

  Types of Options

     The 1996 Employee Plan authorizes the granting of incentive stock options ("1996 Incentive Options") to purchase Common Stock to eligible persons and the granting of nonqualified stock options ("1996 Nonqualified Options") to purchase Common Stock to eligible persons. Unless the context otherwise requires, the term "1996 Employee Options" includes both 1996 Incentive Options and 1996 Nonqualified Options.

  Administration

     The 1996 Employee Plan will be administered by the Compensation Committee of the Board of Directors or other committee thereof, as appointed by the Board (the "Committee"), which shall consist of at least three members of the Board of Directors, all of whom are "Outside Directors." The Committee in its sole discretion shall determine the employees to be awarded 1996 Employee Options, the number of shares subject thereto and the exercise price thereof, subject to certain limitations. In addition, the determinations and the interpretation and construction of any provision of the 1996 Employee Plan by the Committee shall be final and conclusive. Currently, the Committee is the Compensation Committee.

  Shares of Common Stock Subject to the 1996 Employee Plan

     A total of 900,000 shares of Common Stock (subject to adjustment as discussed below) have been reserved for sale upon exercise of 1996 Employee Options granted under the 1996 Employee Plan. As of March 7, 1997, 1996 Employee Options had been granted for 696,000 shares under the 1996 Employee Plan.

  Granting of 1996 Employee Options

     The Committee may grant 1996 Employee Options from time to time in its discretion. On November 5, 1996, Premium Stock Options were granted to four employees of Kirby at an exercise price per share of $19.50. It is impossible at this time to indicate the name or positions of eligible persons who will receive future

1996 Employee Options or the number of shares for which future 1996 Employee Options will be granted to any eligible persons under the 1996 Employee Plan, except that no eligible person may be granted a 1996 Employee Option in any one calendar year which is exercisable for more than 450,000 shares.

  New Plan Benefit Table

     The table below shows certain benefits received pursuant to the Premium Stock Options granted under the 1996 Employee Plan.

                     NAME AND
                PRINCIPAL POSITION                  DOLLAR VALUE($)(1)    NUMBER OF UNITS(2)
                ------------------                  ------------------    ------------------
J. H. Pyne........................................          0                  450,000
  President, Director and Chief Executive Officer
Ronald C. Dansby..................................          0                  164,000
  President -- Inland Division
Brian K. Harrington...............................          0                   41,000
  Senior Vice President and Treasurer
Dorman L. Strahan.................................          0                   41,000
  President -- Diesel Repair Division
Executive Group...................................          0                  696,000
Non-Executive Director Group......................          0                     None
Non-Executive Officer Employee Group..............          0                     None

---------------

(1) These Premium Stock Options are exercised at $19.50 per share, the fair market value of Kirby Common Stock on November 5, 1996, the date of grant. Among other conditions these options cannot be exercised unless the fair market value of the Common Stock is $28.73 per share for 20 consecutive business days within four years after the date of grant. The fair market value of the Common Stock on March 4, 1997 was $18.375 and, therefore, the Premium Stock Options have no current dollar value. See "Compensation Committee Report on Executive Compensation" elsewhere in this Proxy Statement for additional information.

(2) In addition, similar Premium Stock Options for a total of 205,000 shares were awarded under the 1994 Kirby Employee Plan to George A. Peterkin,
    Jr., -- 41,000 shares, Brian K. Harrington -- 41,000 shares, William G. Ivy, Executive Vice President -- Inland Division -- 41,000 shares, Dorman L. Strahan -- 41,000 shares, and Mark R. Buese, Vice
    President -- Administration -- Kirby Marine Transportation
    Corporation -- 41,000 shares. All Premium Stock Options now outstanding will become null and void if the 1996 Employee Plan is not approved by Kirby stockholders.

  Exercise Price of 1996 Employee Options

     The exercise price of 1996 Employee Options shall be any price determined by the Committee; however, the exercise price may not be less than the fair market value of the Common Stock at the date of grant. The $19.50 per share exercise price for options granted on November 5, 1996, as noted above, was based on the average of the high and low price per share of Common Stock on November 5, 1996 on the NYSE as reported by The Wall Street Journal.

  Payment of Exercise Price

     Unless further limited in any 1996 Employee Option, the exercise price of a 1996 Employee Option shall be paid solely in cash, certified or cashier's check, by money order, or, if either expressly permitted by the terms of a 1996 Employee Option or otherwise permitted by the Committee, in its sole discretion at the time of exercise of a 1996 Employee Option, by delivery of already owned shares of Common Stock having a fair market value equal to the exercise price, or by delivery of a combination of cash and already owned shares of Common Stock; provided, however, that where shares are used to pay all or a portion of the exercise price, such shares were previously owned by the employee for a period deemed acceptable to the Committee in its sole discretion. The Committee, in its sole discretion, may accept a personal check in full or partial payment of such exercise price. One purpose for permitting delivery of Common Stock in full or partial payment of the exercise price is to make it possible for the optionee to exercise his 1996 Employee Option without the need for the sale of Common Stock already owned, which sale could result in incurring capital gain (or loss) for federal income tax purposes or potential Section 16(b) liability under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

  Nontransferability of 1996 Employee Options

     No 1996 Employee Option granted under the 1996 Employee Plan is assignable or transferable otherwise than by will or by the laws of descent and distribution. During the lifetime of an optionee, his 1996 Employee Option is exercisable only by him or his guardian or legal representative.

  Exercisability of 1996 Employee Options

     In granting 1996 Employee Options, the Committee, in its sole discretion, may limit the optionee's right to exercise all or any portion of a 1996 Employee Option until one or more dates subsequent to the date of grant, or may condition the exercise of a 1996 Employee Option to achievement of specific goals or impose a combination of such limits.

     The Committee also has the right, exercisable in its sole discretion, to accelerate the date on which all or any portion of a 1996 Employee Option may be exercised.

     If any 1996 Employee Option is accelerated by the Committee, the number of shares that can be acquired is limited to avoid the optionee having an "excess parachute payment" as determined by Section 280G of the Internal Revenue Code of 1986, as amended (the "Code").

  Expiration of 1996 Employee Options

     The expiration date of a 1996 Employee Option will be determined by the Committee at the time of the grant, but in no event will a 1996 Employee Option be exercisable after the expiration of ten (10) years from the date of grant of the 1996 Employee Option.

     If an optionee's employment is terminated for cause, all rights of such optionee under the 1996 Employee Plan cease and the 1996 Employee Options granted to such optionee become null and void for all purposes. The 1996 Employee Plan further provides that in most instances a 1996 Employee Option must be exercised by the optionee within 30 days after the termination of an optionee's employment with Kirby (for any reason other than termination for cause, mental or physical disability or death), if and to the extent such 1996 Employee Option was exercisable on the date of such termination.

     Generally, if an optionee's termination of employment is due to mental or physical disability, the optionee will have the right to exercise the 1996 Employee Option (to the extent otherwise exercisable on the date of termination) for a period of one year from the date on which the optionee suffers the mental or physical disability. If an optionee dies while actively employed by Kirby, the 1996 Employee Option may be exercised (to the extent otherwise exercisable on the date of death) within one year of the date of the optionee's death by the optionee's legal representative or legatee. If the optionee dies following termination of employment, but within either the 30 day period described in the preceding paragraph, or during a period of disability, his beneficiary will have at least six months to exercise the option.

     On or before the date of termination of a 1996 Nonqualified Option, the Committee may extend the termination date of all or any part of such 1996 Nonqualified Option to a specified date not earlier than the termination dates referred to above, or ten days after the date on which all sales restrictions, if any, with respect to shares subject to such 1996 Nonqualified Option shall lapse.

     In the event of a defined "Corporate Transaction," i.e., certain changes in control, mergers or sales of substantially all of the assets of Kirby, the Committee may cancel, effective on the date of the consummation of such Corporate Transaction, all or any portion of a 1996 Employee Option that remains unexercised on such date.

  Sales Restrictions

     Unless expressly provided to the contrary in a 1996 Employee Option, the Committee may restrict the sale of all or any portion of shares subject to or acquired through the exercise of a 1996 Nonqualified Option; provided that such restriction shall not prevent the Optionee from selling an aggregate of 50,000 shares during a calendar month.

  Expiration of the 1996 Employee Plan

     The 1996 Employee Plan will expire on November 5, 2006 and any 1996 Employee Option outstanding on such date will remain outstanding until it has either expired or has been fully exercised.

  Adjustments

     The 1996 Employee Plan provides for adjustments to the number of shares with respect to which 1996 Employee Options may be granted, to the number of shares subject to outstanding 1996 Employee Options and to the exercise price of such outstanding 1996 Employee Options in the event of a declaration of a stock dividend or any recapitalization resulting in a stock split-up, combination or exchange of shares of Common Stock.

  Amendments

     The Committee may amend, suspend or terminate the 1996 Employee Plan at any time subject to stockholder approval in certain instances, provided that such action may not substantially impair the rights of an optionee under an outstanding 1996 Employee Option without the optionee's written consent. The Committee may not amend the 1996 Employee Plan without further stockholder approval to increase the number of shares of Common Stock reserved for issuance, to change the class of employees eligible to participate in the 1996 Employee Plan, to permit the granting of 1996 Employee Options with more than a 10-year term or to extend the termination date of the 1996 Employee Plan.

  Registration

     Kirby anticipates registering the shares issuable pursuant to the exercise of 1996 Employee Options with the SEC in 1997.

  Stockholder Approval

     Approval of the 1996 Employee Plan by stockholders of Kirby is required by Kirby's Board of Directors and as a condition for qualifying the 1996 Incentive Options as such under the Code. Stockholder approval also is one of the conditions of Rule 16b-3, a rule promulgated by the SEC that provides an exemption from the operation of the "short-swing profit" recovery provisions of
Section 16(b) of the Exchange Act, with respect to Kirby's officers' and directors' acquisition of 1996 Employee Options and the use of already owned Common Stock as full or partial payment for the exercise price of options granted under the 1996 Employee Plan. Finally, stockholder approval of the 1996 Employee Plan is required by NYSE as a condition for listing the additional Common Stock that may be issued upon exercise of 1996 Employee Options.

FEDERAL INCOME TAX CONSEQUENCES

  Grants of 1996 Employee Options

     Under current tax laws the grant of a 1996 Employee Option will not be a taxable event to the recipient optionee and Kirby will not be entitled to a deduction with respect to such grant.

  Exercise of 1996 Nonqualified Options and Subsequent Sale of Stock

     Upon the exercise of a 1996 Nonqualified Option, an optionee will recognize ordinary income at the time of exercise equal to the excess of the then fair market value of the shares of Common Stock received over the exercise price. The taxable income recognized upon exercise of a 1996 Nonqualified Option will be treated as compensation income subject to withholding and Kirby will be entitled to deduct as a compensation expense an amount equal to the ordinary income an optionee recognizes with respect to such exercise. When Common Stock received upon the exercise of a 1996 Nonqualified Option subsequently is sold or exchanged in a taxable transaction, the holder thereof generally will recognize capital gain (or loss) equal to the difference between the total amount realized and the fair market value of the Common Stock on the date of exercise; the character of such gain or loss as long-term or short-term capital gain or loss will depend upon the holding period of the shares following exercise.

  Exercise of 1996 Incentive Options and Subsequent Sale of Stock

     The exercise of a 1996 Incentive Option will not be taxable to the optionee, and Kirby will not be entitled to any deduction with respect to such exercise. However, to qualify for this favorable tax treatment of incentive stock options under the Code, the optionee may not dispose of the shares of Common Stock acquired upon the exercise of a 1996 Incentive Option until after the later of two years following the date of grant or one year following the date of exercise, a disposition within such period being a "disqualifying disposition." The surrender of shares of Common Stock acquired upon the exercise of a 1996 Incentive Option in payment of the exercise price of a 1996 Employee Option within the required holding period for incentive stock options under the Code will be a disqualifying disposition of the surrendered shares. Upon any subsequent taxable disposition of shares of Common Stock received upon exercise of a qualifying 1996 Incentive Option, the optionee generally will recognize long-term or short-term capital gain (or loss) equal to the difference between the total amount realized and the exercise price of the 1996 Incentive Option.

     If a 1996 Employee Option that was intended to be an incentive stock option under the Code does not qualify for favorable incentive stock option treatment under the Code due the failure to satisfy the holding period requirements, the optionee may recognize ordinary income in the year of the disqualifying disposition. Provided the amount realized in the disqualifying disposition exceeds the exercise price, the ordinary income an optionee shall recognize in the year of a disqualifying disposition shall be the lowest of (i) the excess of the amount realized over the exercise price or (ii) excess of the fair market value of the Common Stock at the time of the exercise over the exercise price and Kirby generally will be entitled to a deduction for the amount of ordinary income recognized by the optionee. In addition, the optionee shall recognize capital gain on the disqualifying disposition in the amount, if any, by which the amount realized in the disqualifying disposition exceeds the fair market value of the Common Stock at the time of the exercise. Such capital gain shall be taxable as long-term, or short-term, capital gain, depending on the optionee's holding period for such shares. Special tax rules apply where all or a portion of the exercise price of the 1996 Employee Option is paid by delivery of already owned shares.

     Notwithstanding the favorable tax treatment of 1996 Incentive Options for regular tax purposes, as described above, for alternative minimum tax purposes, a 1996 Incentive Option is generally treated in the same manner as a 1996 Nonqualified Option. Accordingly, an optionee must generally include as alternative minimum taxable income for the year in which a 1996 Incentive Option is exercised, the excess of the fair market value on the date of exercise of the shares of Common Stock received over the exercise price. If, however, an optionee disposes of Common Stock acquired upon the exercise of a 1996 Incentive Option in the same calendar year as the exercise, only an amount equal to the optionee's ordinary income for regular tax purposes with respect to such disqualifying disposition will be recognized for the optionee's calculation of alternative minimum taxable income in such calendar year.

VOTE REQUIRED FOR APPROVAL

     Assuming the presence of a quorum, the proposal to approve the 1996 Employee Plan adopted by the Board of Directors of Kirby requires the approval by the holders of a majority of the shares of Common Stock represented and voting in person or by proxy at the 1997 Annual Meeting. Proxies will be voted for or against such proposal in accordance with specifications marked thereon, and, if no specification is made, will be voted in favor of such proposal.

     THE BOARD OF DIRECTORS OF KIRBY UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE 1996 EMPLOYEE STOCK OPTION PLAN FOR KIRBY CORPORATION.

                            OTHER BUSINESS (ITEM 3)

     The Board of Directors knows of no other business that may properly be, or that is likely to be, brought before the meeting. If, however, any other matters are properly presented, it is the intention of the persons named in the accompanying form of Proxy to vote the shares covered thereby as in their discretion they may deem advisable.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     KPMG Peat Marwick LLP served as Kirby's principal independent public accountants during 1996 and will continue to serve as Kirby's principal independent public accountants for the current year. Representatives of KPMG Peat Marwick LLP are expected to be present at the 1997 Annual Meeting of Stockholders, with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

                   DATE OF RECEIPT FOR STOCKHOLDER PROPOSALS

     Pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934, as amended, stockholders may present proper proposals for inclusion in Kirby's Proxy Statement for consideration at its Annual Meeting of Stockholders by submitting proposals to Kirby in a timely manner. In order to be so included for the 1998 Annual Meeting, stockholder proposals must be received by Kirby no later than November 14, 1997, and must otherwise comply with the requirements of Rule 14a-8.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Henry Gilchrist
                                          Secretary

March 5, 1997
Houston, Texas

                                                                       EXHIBIT A

                        1996 EMPLOYEE STOCK OPTION PLAN
                                      FOR
                               KIRBY CORPORATION

     SECTION 1. Purpose. The purpose of this 1996 Employee Stock Option Plan for Kirby Corporation is to advance the interests of Kirby Corporation, a Nevada corporation (the "Company"), by providing an additional incentive to attract and retain qualified and competent employees for the Company and its subsidiaries, upon whose efforts and judgment the success of the Company is largely dependent, through the encouragement of stock ownership in the Company by such persons.

     SECTION 2. Definitions. As used herein, the following terms shall have the meaning indicated:

          (a) "Act" shall mean the Securities Exchange Act of 1934, as amended.

          (b) "Board" shall mean the Board of Directors of the Company.

          (c) "Business Day" shall mean (i) if the Shares trade on a national exchange, any day that the national exchange on which the Shares trade is open or (ii) if the Shares do not trade on a national exchange, any day that commercial banks in the City of New York are open.

          (d) "Commission" shall mean the Securities and Exchange Commission.

          (e) "Committee" shall mean the Compensation Committee of the Board or other committee, if any, appointed by the Board pursuant to Section 14.

          (f) "Common Stock" shall mean the Company's common stock, par value $0.10 per share.

          (g) "Company" shall mean Kirby Corporation, a Nevada corporation.

          (h) "Corporate Transaction" shall mean (i) any transaction (which shall include a series of transactions occurring within 60 days or occurring pursuant to a plan) that has the result that shareholders of the Company immediately before such transaction cease to own at least 51% of
     (x) the voting stock of the Company or (y) of any entity that results from the participation of the Company in a reorganization, consolidation, merger, liquidation or any other form of corporate transaction; (ii) a merger, consolidation, reorganization, liquidation or dissolution in which the Company does not survive; (iii) a sale, lease, exchange or other disposition of all or substantially all of the property and assets of the Company.

          (i) "Date of Grant" shall mean the date on which an Option is granted to an Eligible Person pursuant to Section 4.

          (j) "Director" shall mean a member of the Board.

          (k) "Eligible Person(s)" shall mean Employees.

          (l) "Extension Notice" shall mean the written notice to the Optionee described in Section 8(b).

          (m) "Employee(s)" shall mean those persons who are employees of the Company or a Subsidiary.

          (n) "Fair Market Value" shall mean:

             (i) If Shares are listed on a national securities exchange at the date of determining the Fair Market Value,

               (A) The mean of the high and low sales price on such exchange on the date of reference as reported in any newspaper of general circulation, or

               (B) If the Shares shall not have traded on such exchange on such date, the mean of the high and low sales price on such exchange on the next day prior thereto on which the Shares were so traded as reported in any newspaper of general circulation; or

             (ii) If Shares shall not be listed as provided in Subsection 2(n)(i), a value determined by any fair and reasonable means prescribed by the Committee.

          (o) "Incentive Stock Option" shall mean an option that is an incentive stock option as defined in Section 422 of the Code.

          (p) "Internal Revenue Code" or "Code" shall mean the Internal Revenue Code of 1986 as it now exists or may be amended from time to time.

          (q) "Nonqualified Stock Option" shall mean an option that is not an incentive stock option as defined in Section 422 of the Code.

          (r) "Option" (when capitalized) shall mean any option granted under this Plan.

          (s) "Optionee" shall mean a person to whom an Option is granted or any successor to the rights of such Option under this Plan by reason of the death of such person.

          (t) "Outside Director" shall mean a Director who qualifies as an "outside director" under the regulations promulgated under Section 162(m) of the Code and as a "non-employee director" under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, effective August 15, 1996.

          (u) "Plan" shall mean this 1996 Employee Stock Option Plan for Kirby Corporation.

          (v) "Restriction Notice" shall mean the written notice to the Optionee imposing Sales Restrictions as provided in Section 11(b).

          (w) "Sales Restrictions" shall mean such restrictions on an Optionee's (or the successor to the rights of the Optionee pursuant to Section 10) right to sell Shares acquired through the exercise of an Option which are imposed by the Committee, in its sole discretion, pursuant to a Restriction Notice as provided in Section 11(b); provided, however, that such Sales Restrictions shall not prevent an Optionee from selling an aggregate of 50,000 such Shares during a calendar month.

          (x) "Share(s)" shall mean a share or shares of the Common Stock.

          (y) "Subsidiary" shall mean any corporation (other than the Company) in any unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

     SECTION 3. Shares and Options.

     (a) The Company may from time to time grant to Eligible Persons Options to purchase an aggregate of up to Nine Hundred Thousand (900,000) Shares from Shares held in the Company's treasury or from authorized and unissued Shares. If any Option granted under the Plan shall terminate, expire, or be canceled or surrendered as to any Shares, new Options may thereafter be granted covering such Shares. An Option granted hereunder shall be either an Incentive Stock Option or a Nonqualified Stock Option as determined by the Committee at the Date of Grant of such Option and shall clearly state whether it is an Incentive Stock Option or a Nonqualified Stock Option. Incentive Stock Options may only be granted to persons who are Employees.

     (b) The aggregate Fair Market Value (determined at the Date of Grant of the Option) of the Shares with respect to which any Incentive Stock Option is exercisable for the first time by an Optionee during any calendar year under the Plan and all such plans of the Company and any parent and subsidiary of the Company (as defined in Section 425 of the Code) shall not exceed $100,000. Further, no Eligible Person may be granted an Option under this Plan in any one calendar year which covers more than 450,000 Shares.

     SECTION 4. Conditions for Grant of Options.

     (a) Each Option shall be evidenced by an option agreement that may contain any term deemed necessary or desirable by the Committee, provided such terms are not inconsistent with this Plan or any applicable law.

Optionees shall be those persons selected by the Committee from Eligible Persons. Any person who files with the Committee, in a form satisfactory to the Committee, a written waiver of eligibility to receive any Option under this Plan shall not be eligible to receive any Option under this Plan for the duration of such waiver.

     (b) In granting Options, the Committee shall take into consideration the contribution the person has made or may make to the success of the Company or its Subsidiaries and such other factors as the Committee shall determine. The Committee shall also have the authority to consult with and receive recommendations from officers and other personnel of the Company and its Subsidiaries with regard to these matters. The Committee may from time to time in granting Options under the Plan prescribe such other terms and conditions concerning such Options as it deems appropriate, including, without limitation, relating an Option to achievement of specific goals established by the Committee or the continued employment of the Optionee for a specified period of time, provided that such terms and conditions are not more favorable to an Optionee than those expressly permitted herein.

     (c) The Committee in its sole discretion shall determine in each case whether periods of military or government service shall constitute a continuation of employment for the purposes of this Plan or any Option.

     SECTION 5. Exercise Price. The exercise price per Share of any Option shall be any price determined by the Committee; provided, however, that the exercise price for any Option shall not be less than one hundred percent (100%) of the Fair Market Value per Share on the Date of Grant.

     SECTION 6. Exercise of Options. An Option shall be deemed exercised when
(i) the Company has received written notice of such exercise in accordance with the terms of the Option, (ii) full payment of the aggregate exercise price of the Shares as to which the Option is exercised has been made, and (iii) arrangements that are satisfactory to the Committee in its sole discretion have been made for the Optionee's payment to the Company of the amount, if any, that the Committee determines to be necessary for the Company or Subsidiary employing the Optionee to withhold in accordance with applicable federal or state income tax withholding requirements. Unless further limited by the Committee in any Option, the exercise price of any Shares purchased shall be paid solely in cash, by certified or cashier's check, by money order, with Shares previously owned by the Optionee for a period deemed acceptable to the Committee in its sole discretion, but with such Shares only if either expressly permitted by the terms of the Option Agreement or otherwise permitted by the Committee in its sole discretion at the time of exercise, or by a combination of the above; provided, however, that the Committee in its sole discretion may accept a personal check in full or partial payment of any Shares. If the exercise price is paid in whole or in part with Shares, the value of the Shares surrendered shall be their Fair Market Value on the date received by the Company.

     SECTION 7. Exercisability of Options.

     (a) Any Option shall become exercisable in such amounts and at such intervals as the Committee shall provide in any Option, except as otherwise provided in this Section 7; provided in each case that the Option has not expired on the date of exercise.

     (b) Except as otherwise provided in an Extension Notice, the expiration date of an Option shall be determined by the Committee at the Date of Grant, but in no event shall an Option be exercisable after the expiration of ten (10) years from the Date of Grant.

     (c) The Committee may in its sole discretion accelerate the date on which all or any part of any Option may be exercised.

     (d) Notwithstanding any provisions hereof to the contrary, if any Option is accelerated under Section 7(c), the portion of such Option that may be exercised to acquire Shares that the Optionee would not be entitled to acquire but for such acceleration (the "Acceleration Shares"), is limited to that number of Acceleration Shares that can be acquired without causing the Optionee to have an "excess parachute payment" as determined under Section 280G of the Code, determined by taking into account all of the Optionee's "parachute payments" determined under Section 280G of the Code. If as a result of this Section 7(d), the Optionee may not acquire all of the Acceleration Shares, then the Acceleration Shares that the Optionee may acquire shall be the last shares that the Optionee would have been entitled to acquire had this Option not been accelerated.

     SECTION 8. Termination of Option Period.

     (a) Unless otherwise provided in any Option, or in an Extension Notice, the unexercised portion of an Option shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

          (i) thirty (30) days after the date that Optionee ceases to be an Employee regardless of the reason therefor other than as a result of (x) death, (y) mental or physical disability as determined by a medical doctor satisfactory to the Committee or (z) termination for cause, in each of the cases described in (x), (y) and (z) the termination date of the Option being the date set forth in whichever of (ii), (iii) or (iv) apply;

          (ii) one (1) year after the date on which the Optionee ceases to be an Employee by reason of suffering a mental or physical disability as determined by a medical doctor satisfactory to the Committee;

          (iii) either (y) one (1) year after the date that Optionee ceases to be an Employee by reason of death of the Optionee, or (z) six (6) months after the date on which the Optionee shall die, if the Optionee's death shall occur during the thirty-day period described in Section 8(a)(i) or the one-year period described in Section 8(a)(ii);

          (iv) the date that Optionee ceases to be an Employee as a result of a termination for cause; and

          (v) the tenth (10th) anniversary of the Date of Grant of the Option.

     (b) Notwithstanding any provision of this Plan to the contrary, on or before the date of termination of a Nonqualified Stock Option, the Committee, in its sole discretion, may give the Optionee an Extension Notice extending the termination date of all or any part of such Nonqualified Stock Option to any date specified by the Committee in such Extension Notice which is not later than the earlier of (i) the date described in Section 8(a)(v), or (ii) (10) days after the date on which all of the Sales Restrictions (if any) with respect to Shares subject to such Nonqualified Stock Option shall lapse.

     (c) Notwithstanding any provision of the Option to the contrary, including without limitation any extension due to an Extension Notice, the Committee, in its sole discretion, may, by giving written notice (a "Cancellation Notice") cancel, effective upon the date of the consummation of a Corporate Transaction, all or any part of such Option that remains unexercised for any reason on such date. Such Cancellation Notice shall be given a reasonable period of time (but not less than 15 days) prior to the proposed date of such cancellation, and may be given either before or after shareholder approval of such transaction.

     SECTION 9. Adjustment of Shares.

     (a) If at any time while the Plan is in effect or unexercised Options are outstanding, there shall be any increase or decrease in the number of issued and outstanding Shares through the declaration of a stock dividend or through any recapitalization resulting in a stock split-up, combination or exchange of Shares, then and in such event,

          (i) appropriate adjustment shall be made in the maximum number of Shares then subject to being optioned under the Plan, so that the same proportion of the Company's issued and outstanding Shares shall continue to be subject to being so optioned; and

          (ii) appropriate adjustment shall be made in the number of Shares and the exercise price per Share thereof then subject to outstanding Options, so that the same proportion of the Company's issued and outstanding Shares shall remain subject to purchase at the same aggregate exercise price.

     (b) The Committee may change the terms of Options outstanding under this Plan, with respect to the exercise price or the number of Shares subject to the Options, or both, when, in the Committee's sole discretion, such adjustments become appropriate by reason of any Corporate Transaction.

     (c) Except as otherwise expressly provided herein, the issuance by the Company of shares of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to the number of Shares reserved for issuance under the Plan or the number of or exercise price of Shares then subject to outstanding Options granted under the Plan.

     (d) Without limiting the generality of the foregoing, the existence of outstanding Options granted under the Plan shall not affect in any manner the right or power of the Company to make, authorize or consummate (i) any or all adjustments, recapitalization, reorganizations or other changes in the Company's capital structure or its business; (ii) any merger or consolidation of the Company; (iii) any issue by the Company of debt securities, or preferred or preference stock that would rank above the Shares subject to outstanding Options; (iv) the dissolution or liquidation of the Company; (v) any sale, transfer or assignment of all or any part of the assets or business of the Company; or (vi) any other corporate act or proceeding, whether of a similar character or otherwise.

     SECTION 10. Transferability of Options. An Option shall not be transferable by the Optionee otherwise than by will or the laws of descent and distribution and so long as an Optionee lives, only such Optionee or his guardian or legal representative shall have the right to exercise an Option.

     SECTION 11. Issuance and Sale of Shares.

     (a) No person shall be, or have any of the rights or privileges of, a stockholder of the Company with respect to any of the Shares subject to an Option unless and until certificates representing such Shares shall have been issued and delivered to such person. As a condition of any transfer of the certificate for Shares, the Committee may obtain such agreements or undertakings, if any, as it may deem necessary or advisable to assure compliance with any provision of the Plan, the agreement evidencing the Option or any law or regulation including, but not limited to, the following:

          (i) A representation, warranty or agreement by the Optionee to the Company at the time any Option is exercised that he or she is acquiring the Shares to be issued to him or her for investment and not with a view to, or for sale in connection with, the distribution of any such Shares;

          (ii) A representation, warranty or agreement by the Optionee to be bound by any legends that are, in the opinion of the Committee, necessary or appropriate to comply with the provisions of any securities laws deemed by the Committee to be applicable to the issuance of the Shares and are endorsed upon the Share certificates; and

          (iii) An agreement to allow the Company to retain possession of certificates evidencing any Shares acquired through the exercise of an Option which are subject to a Sales Restrictions.

     (b) Unless expressly provided to the contrary in the Option, the Committee may, in its sole discretion, impose Sales Restrictions on all or any part of the Shares subject to a Nonqualified Stock Option or acquired through the exercise of a Nonqualified Stock Option, by delivering a written Restriction Notice to the Optionee not later than ten (10) days following the exercise of such Nonqualified Stock Option.

     SECTION 12. Options for 10% Shareholder. Notwithstanding any other provisions of the Plan to the contrary, an Incentive Stock Option shall not be granted to any person owning directly (or indirectly through attribution under Section 425(d) of the Code) at the Date of Grant, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or of its parent or subsidiary [as defined in Section 425 of the Code] at the Date of Grant) unless the exercise price of such Incentive Stock Option is at least 110% of the Fair Market Value of the Shares subject to such Incentive Stock Option on the Date of Grant, and the period during which the Incentive Stock Option may be exercised does not exceed five (5) years from the Date of Grant.

     SECTION 13. Nonqualified Stock Options. Nonqualified Stock Options may be granted hereunder by clearly and expressly designating them as such, and they shall be subject to all terms and provisions hereof that are not expressly stated as applying to Incentive Stock Options. If both Incentive Stock Options and Nonqualified Stock Options are granted to an Optionee, the right to exercise, to the full extent thereof, Options of either type shall not be contingent in whole or in part upon the exercise of, or failure to exercise, Options of the other type.

     SECTION 14. Administration of the Plan.

     (a) The Plan shall be administered by the Compensation Committee of the Board or other committee thereof as appointed by the Board (herein called the "Committee") consisting of not less than three (3) members of the Board, all of whom are Outside Directors. Except for the powers set forth in Section 17 which are expressly reserved to the Board, and such other limitations which are imposed in writing by the Board or in resolutions adopted by the Board, the Committee shall have all of the powers of the Board with respect to the Plan and the Options. Any member of the Committee may be removed at any time, with or without cause, by resolution of the Board and any vacancy occurring in the membership of the Committee may be filled by appointment by the Board.

     (b) The Committee, from time to time, may adopt rules and regulations for carrying out the purposes of the Plan. The determinations and the interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive.

     (c) Any and all decisions or determinations of the Committee shall be made either (i) by a majority vote of the members of the Committee at a meeting or
(ii) without a meeting by the written approval of a majority of the members of the Committee.

     (d) Subject to the express provisions of this Plan, the Committee shall have the authority, in its sole and absolute discretion (i) to adopt, amend, and rescind administrative and interpretive rules and regulations relating to this Plan or any Option; (ii) to construe the terms of this Plan or any Option; (iii) as provided in Section 9(a), upon certain events to make appropriate adjustments to the exercise price and number of Shares subject to this Plan and Options; and
(iv) to make all other determinations and perform all other acts necessary or advisable for administering this Plan, including the delegation of such ministerial acts and responsibilities as the Committee deems appropriate. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or any Option in the manner and to the extent it shall deem expedient to carry it into effect, and it shall be the sole and final judge of such expediency. The Committee shall have full discretion to make all determinations on the matters referred to in this Section 14(d), and such determinations shall be final, binding and conclusive.

     SECTION 15. Government Regulations.

     This Plan, the Options and the obligations of the Company to sell and deliver Shares under any Option, shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

     SECTION 16. Miscellaneous.

     (a) The proceeds received by the Company from the sale of Shares pursuant to an Option shall be used for general corporate purposes.

     (b) The grant of an Option shall be in addition to any other compensation paid to the Optionee or other stock option plans of the Company or other benefits with respect to the Optionee's position with the Company or its Subsidiaries. The grant of an Option shall not confer upon the Optionee the right to continue as an Employee, or interfere in any way with the rights of the Company to terminate his or her status as an Employee.

     (c) None of the Company, the members of the Board or any member of the Committee shall be liable for any act, omission, or determination taken or made in good faith with respect to this Plan or any Option, and members of the Board and the Committee shall, in addition to all other rights of indemnification and reimbursement, be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage, liability or expense (including attorneys' fees, the costs of settling any suit, provided such settlement is approved by independent legal counsel selected by the Company, and amounts paid in satisfaction of a judgment, except a judgment based on a finding of bad faith) arising from such claim, loss, damage, liability or expense to the full extent permitted by law and under any directors' and officers' liability or similar insurance coverage that may from time to time be in effect.

     (d) Any issuance or transfer of Shares to an Optionee, or to his legal representative, heir, legatee, or distributee, in accordance with the provisions of this Plan or the applicable Option, shall, to the extent thereof, be in full satisfaction of all claims of such persons under the Plan. The Committee may require any Optionee, legal representative, heir, legatee or distributee as a condition precedent to such payment or issuance or transfer of Shares, to execute a release and receipt for such payment or issuance or transfer of Shares in such form as it shall determine.

     (e) Neither the Committee nor the Company guarantees Shares from loss or depreciation.

     (f) All expenses incident to the administration, termination, or protection of this Plan or any Option, including, but not limited to, legal and accounting fees, shall be paid by the Company; provided, however, the Company may recover any and all damages, fees, expenses and costs arising out of any actions taken by the Company to enforce its rights under this Plan or any Option.

     (g) Records of the Company shall be conclusive for all purposes under this Plan or any Option, except to the extent a record is determined by the Committee or the Board to be incorrect.

     (h) The Company shall, upon request or as may be specifically required under this Plan or any Option, furnish or cause to be furnished all of the information or documentation that is necessary or required by the Committee to perform its duties and functions under this Plan or any Option.

     (i) The Company does not assume liability, and shall have no liability, to any Optionee or his legal representatives, heirs, legatees or distributees for any act of, or failure to act on the part of, the Company, the Committee, or the Board, and by accepting an Option, an Optionee shall be deemed to release the Company, the Board and the Committee and its agents, from any such liability.

     (j) If any provision of this Plan or any Option is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Plan or any Option, but such provision shall be fully severable, and the Plan or Option, as applicable, shall be construed and enforced as if the illegal or invalid provision had never been included in the Plan or Option, as applicable.

     (k) Whenever any notice is required or permitted under this Plan, such notice must be in writing and personally delivered or sent by mail or delivery by a nationally recognized courier service. Any notice required or permitted to be delivered under an Option shall be deemed to be delivered on the date on which it is personally delivered, or, if mailed, whether actually received or not, on the third Business Day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address that such person has previously specified by written notice delivered in accordance with this Section 16(k) or, if by courier, seventy-two (72) hours after it is sent, addressed as described in this Section 16(k). The Company or the Optionee may change, at any time and from time to time, by written notice to the other, the address that the Company or Optionee had previously specified for receiving notices. Until changed in accordance with this Plan, the Company and the Optionee shall specify as its and his address for receiving notices the address set forth in the Option pertaining to the Shares to which such notice relates.

     (l) Any person entitled to notice under this Plan may waive such notice.

     (m) The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of this Plan's provisions.

     (n) All questions arising with respect to the provisions of this Plan shall be determined by application of the laws of the State of Texas except to the extent Texas law is preempted by federal law or Nevada corporate law that is controlling. The obligation of the Company to sell and deliver Shares under this Plan is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Shares.

     (o) Words used in the masculine shall apply to the feminine where applicable, and wherever the context of this Plan dictates, the plural shall be read as the singular and the singular as the plural.

     SECTION 17. Amendment and Discontinuation of the Plan. The Committee may from time to time amend, suspend or terminate the Plan or any Option; provided, however, that only the Board may amend the Plan to increase the number of Shares subject to grant under the Plan, change the class of persons eligible to receive Options, or change the provisions of Section 8(a)(v), provided further that no amendment may alter any provision of the Plan or any Option without compliance with any applicable shareholder approval requirements promulgated under the Code, if applicable, or by any stock exchange or market on which the Common Stock of the Company is listed for trading; and provided, further, that no amendment, suspension or cancellation of the Plan or any Option issued hereunder shall, except as specifically permitted in any Option or under the terms of the Plan (including, without limitation, Sections 8(c) and 11(b)), substantially impair any Option previously granted to any Optionee without the consent of such Optionee.

     SECTION 18. Effective Date and Termination Date. The effective date of the Plan is the date set forth below, on which date the Board adopted this Plan; provided, however, if the Plan is not approved by the stockholders of the Company within twelve (12) months after the effective date then, in such event, the Plan and all Options granted pursuant to the Plan shall be null and void. The Plan shall terminate on the tenth anniversary of the effective date.

ADOPTED BY THE BOARD:          November 5, 1996
EFFECTIVE DATE:                November 5, 1996
RATIFIED BY THE STOCKHOLDERS:  April   , 1997

     Executed to evidence the 1996 Employee Stock Option Plan of Kirby Corporation adopted by the Board on November 5, 1996 and the Stockholders on
April   , 1997.

                                          KIRBY CORPORATION

                                          By      /s/ G. STEPHEN HOLCOMB
                                            ------------------------------------
                                                    G. Stephen Holcomb,
                                                    Assistant Secretary

                                  KIRBY CORPORATION
                           1775 ST. JAMES PLACE, SUITE 200
                                    P.O. BOX 1745
                              HOUSTON, TEXAS 77251-1745

                         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF KIRBY CORPORATION.

 P   The undersigned hereby appoints George A. Peterkin, Jr., J. H. Pyne, G. Stephen Holcomb and Henry Gilchrist, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each to represent and to vote, as designated
 R   below, all the shares of common stock, par value $0.10 per share, of Kirby Corporation (the "Company") held of record by the undersigned on March 3, 1997, the Record Date, at the Annual Meeting of Stockholders to be held on April 15, 1997, at the
 O   J. W. Marriott Houston Hotel, 5150 Westheimer, Houston, Texas, at 10:00 A.M. (local time) and any adjournment(s) thereof.

 X   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO
     DIRECTION IS MADE, THIS PROXY WILL VOTED FOR THE PERSONS LISTED IN ITEM 1 AND SHOULD ANY OF THEM BECOME UNAVAILABLE FOR
 Y   NOMINATION OR ELECTION OR REFUSE TO BE NOMINATED OR ACCEPT ELECTION AS A DIRECTOR OF THE COMPANY, THE PROXY WILL BE VOTED FOR
     THE ELECTION OF SUCH PERSON OR PERSONS AS MAY BE NOMINATED OR DESIGNATED BY THE BOARD OF DIRECTORS AND FOR PROPOSAL 2. THE
     PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTER REFERRED TO IN ITEM 3.

                                               (PLEASE DATE AND SIGN ON REVERSE SIDE)                                 -----------
                                                                                                                      SEE REVERSE
                                                                                                                          SIDE
                                                                                                                      -----------

/X/ Please mark votes as
    in this example.

Please mark boxes in blue or black ink.

The Board of Directors recommends a vote "FOR ALL" of the following Proposals:

1. To elect eight (8) directors to hold office until the next annual election of directors by stockholders or until their respective successors shall have been duly elected and shall have qualified;
   NOMINEES: George F. Clements, Jr., C. Sean Day, William M. Lamont, Jr., George A. Peterkin, Jr., J. H. Pyne, Robert G. Stone, Jr., Thomas M. Taylor,
   J. Virgil Waggoner.

                            FOR             WITHHELD
                            / /                / /

   / / _____________________________________________________________________
       For all nominees except as noted above.

2. To consider and act upon a proposal to approve the 1996 Employee Stock Option Plan for Kirby Corporation.

                    FOR           AGAINST           WITHHELD
                    / /             / /                / /

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                    FOR           AGAINST           WITHHELD
                    / /             / /                / /


MARK HERE FOR ADDRESS
CHANGE AND NOTE AT LEFT  / /


                         Please execute this Proxy as your name(s) appear(s) hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or other fiduciary or representative capacity, please set forth the full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person


                         Signature: ___________________________ Date ___________


                         Signature: ___________________________ Date ___________


                 PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY
                     PROMPTLY USING THE ENCLOSED ENVELOPE.